Exhibit 15.2

February 4, 2005

The Board of Directors

Education Management Corporation and Subsidiaries

We are aware of the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-20057, 333-20073, 333-31398, 333-76096, 333-76654, 333-85518, 333-106270, 333-106271, 333-110706) pertaining to Education Management Corporation and Subsidiaries’ Deferred Compensation Plan and Retirement Plan of our reports dated October 28, 2004 and February 4, 2005 relating to the unaudited condensed consolidated interim financial statements of Education Management Corporation and Subsidiaries that are included in its Forms 10-Q for the quarters ended September 30, 2004 and December 31, 2004.

/s/ Ernst & Young LLP